Exhibit 10.1

AMENDED AND RESTATED

SPONSOR SUPPORT AND LOCKUP AGREEMENT

This Amended and Restated Sponsor Support and Lockup Agreement (this “Agreement”), dated as of September 21, 2023, is made and entered into by and among Graf Acquisition Partners IV LLC, a Delaware limited liability company (the “Graf Sponsor”), Graf Acquisition Corp. IV, a Delaware corporation (“Acquiror”), NKGen Biotech, Inc., a Delaware corporation (the “Company”) and solely with respect to Section 1.4, Section 1.5, Section 1.6, Section 1.7, Section 1.8, Section 1.9, Section 1.10, ARTICLE II and ARTICLE III, the Persons set forth on Schedule I hereto (each, an “Insider” and, together with the Graf Sponsor, the “Insiders”). Acquiror, the Insiders and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. This Agreement amends and restates the Sponsor Support and Lockup Agreement, dated as of April 14, 2023, entered into among the parties hereto. Unless otherwise defined in Section 3.1, capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Insiders collectively are the holders of record and the beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, in the aggregate, (i) 4,290,375 shares of common stock, par value $0.0001 per share, of Acquiror, which were purchased by the Graf Sponsor in a private placement prior to the Acquiror’s initial public offering (including 80,000 of such shares transferred by Graf Sponsor to the other Insiders listed on Schedule 1 (the “Founder Shares”), 6,800 Acquiror Units (which shall constitute Covered Securities), and (iii) 4,721,533 Private Placement Warrants (such Private Placement Warrants constituting all of the total Private Placement Warrants outstanding), in each case, in the names and denominations as listed on Schedule I hereto, and in accordance with Section 2.4(b) (the Founder Shares, Covered Securities and such Private Placement Warrants, collectively, the “Owned Securities”);

WHEREAS, contemporaneously with the Parties’ execution and delivery of this Agreement, Acquiror, Austria Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Acquiror; and

WHEREAS, as an inducement to Acquiror, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
COVENANTS AND AGREEMENTS

Section 1.1              Graf Sponsor Vesting and Forfeiture.

(a)             The restrictions to and treatment of certain Founder Shares held by the Graf Sponsor in this Section 1.1 shall only apply to the Graf Sponsor and not to any other Insider. For clarity, this Section 1.1 shall be void ab initio and of no force or effect if this Agreement is terminated in accordance with Section 3.3.

(b)             The Graf Sponsor hereby irrevocably agrees that, at (and subject only to the occurrence of) the Closing, the Deferred Founder Shares will become restricted shares and will be subject to the vesting conditions set forth in Section 1.1(d).

(c)             The Deferred Founder Shares will be designated as follows: (i) the Tranche III Founder Shares will be subject to the vesting conditions specified in Section 1.1 (d)(i) and (ii) the Tranche IV Founder Shares will be subject to the vesting conditions specified in Section 1.1 (d)(ii).

(d)             The Deferred Founder Shares will be subject to the following vesting conditions:

(i)             If, at any time during the Vesting Period, the Trading Price is greater than or equal to $14.00, the Tranche III Founder Shares will immediately vest and no longer be subject to the vesting conditions provided in this Section 1.1 (d)(i).

(ii)            If, at any time during the Vesting Period, the Trading Price is greater than or equal to $16.00, the Tranche IV Founder Shares will immediately vest and no longer be subject to the vesting conditions provided in this Section 1.1 (d)(ii).

(e)             The number of the Tranche III Founder Shares and the Tranche IV Founder Shares shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting Acquiror Common Stock after the date hereof.

(f)             For the avoidance of doubt, Section 1.1 (d)(i) and Section 1.1 (d)(ii) shall apply cumulatively and if the vesting conditions applicable to more than one of Section 1.1 (d)(i) or Section 1.1 (d)(ii) have been satisfied at any time, then all of the Deferred Founder Shares subject to such satisfied vesting conditions will immediately vest and no longer be subject to the vesting conditions provided in Section 1.1(d).

(g)             In the event that there is an Acquiror Sale during the Vesting Period, then, immediately prior to (but subject to) the consummation of the Acquiror Sale, to the extent that the holders of Acquiror Common Stock receive an Acquiror Sale Price that is (i) less than $14.00, all of the Deferred Founder Shares shall be deemed forfeited and cancelled for no consideration, (ii) greater than or equal to $14.00, but less than $16.00, all of the Tranche III Founder Shares shall become fully vested and all of the Tranche IV Founder Shares shall be deemed forfeited and cancelled for no consideration and (iii) greater than or equal to $16.00, all of the Deferred Founder Shares shall become fully vested. For the avoidance of doubt, if any Deferred Founder Shares become vested in accordance with this Section 1.1(g), the holders of such Deferred Founder Shares will be eligible to participate in such Acquiror Sale with respect to such vested Deferred Founder Shares on the same terms, and subject to the same conditions, as the holders of Acquiror Common Stock in such Acquiror Sale.

(h)             For so long as any Deferred Founder Share remains subject to the vesting conditions specified in Section 1.1(d), (i) the holder thereof will not be entitled to exercise the voting rights carried by such Deferred Founder Share and (ii) the holder thereof will not be entitled to receive any dividends or other distributions in respect of such Deferred Founder Share; provided, that any dividends or distributions paid or made in respect of such Deferred Founder Share will be retained by Acquiror and invested as and to the extent determined by Acquiror, and such dividends or distributions (together with any earnings thereon) will be paid or made to the holder of such Deferred Founder Share only when and to the extent that such Deferred Founder Share vests in accordance with Section 1.1 (d).

(i)             If, upon the expiration of the Vesting Period, the vesting of any of the Deferred Founder Shares has not occurred, then the applicable Deferred Founder Shares that failed to vest pursuant to Section 1.1 (d) or Section 1.1(g), will be forfeited to Acquiror for no consideration, and no Person (other than Acquiror) will have any further right with respect thereto.

(j)             Graf Sponsor agrees that it shall not Transfer any Deferred Founder Shares, until after its applicable vesting in accordance with Section 1.1 (d) or Section 1.1(g). Graf Sponsor acknowledges and agrees that during the Vesting Period, until such Deferred Founder Shares become fully vested in accordance with Sections 1.1(d) or (g) Acquiror shall issue stop-transfer instructions to its Transfer Agent with respect to the applicable Deferred Founder Shares and Acquiror shall not be required to (a) transfer on its books any Deferred Founder Shares that have been sold or otherwise transferred in violation of this Agreement or (b) treat as owner of such shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares have been so transferred.

Section 1.2              Restrictions on Transfer.

(a)             Without limiting any transfer restrictions applicable to (i) Deferred Founder Shares as described in Section 1.1, (ii) lockup obligations described in the Letter Agreement applicable to each Insider other than the Graf Sponsor and (iii) lockup obligations restricting the Private Placement Warrants as described in the Letter Agreement: (i) with respect to the Tranche I Founder Shares, from the Closing Date until the earliest of (A) 12 months after the Closing and (B) the occurrence of the First Early Release Event, the Graf Sponsor (and any other Person to which any of Tranche I Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche I Founder Shares legally or beneficially owned by it, (ii) with respect to the Tranche II Founder Shares, from the date hereof until the earliest of (A) 24 months after the Closing and (B) the occurrence of the Second Early Release Event, the Graf Sponsor (and any other Person to which any of Tranche II Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche II Founder Shares legally or beneficially owned by it, (iii) with respect to the Tranche III Founder Shares (to the extent such shares become fully vested in accordance with Section 1.1(d)(i) or Section 1.1(g)), the Graf Sponsor (and any other Person to which any of such vested Tranche III Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche III Founder Shares legally or beneficially owned by it until thirty (30) days following the date upon which such Tranche III Founder Shares become fully vested in accordance with Section 1.1(d)(i) or Section 1.1(g) and (iv) with respect to the Tranche IV Founder Shares (to the extent such shares become fully vested in accordance with Section 1.1(d)(ii) or Section 1.1(g)), the Graf Sponsor (and any other Person to which any of such vested Tranche IV Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche IV Founder Shares legally or beneficially owned by it until thirty (30) days following the date upon which such Tranche IV Founder Shares become fully vested in accordance with Section 1.1(d)(ii) or Section 1.1(g); provided, that Graf Sponsor will be permitted to Transfer its Tranche I Founder Shares, Tranche II Founder Shares, Tranche III Founder Shares and Tranche IV Founder Shares (1) as required or expressly and affirmatively permitted by the Merger Agreement or (2) in accordance with Section 1.3. In the event that Graf Sponsor (or any other Person to which any of its Tranche I Founder Shares, Tranche II Founder Shares, Tranche III Founder Shares or Tranche IV Founder Shares is Transferred as described in the immediately foregoing sentence) Transfers any of the foregoing Founder Shares prior to the Closing, Acquiror shall amend Schedule I hereto promptly thereafter (and, in any event, prior to the Closing) to reflect such Transfer.

(b)             The Parties acknowledge and agree that (i) notwithstanding anything to the contrary herein, all Owned Securities beneficially owned by Graf Sponsor (or any Person to which any Owned Securities is Transferred) will remain subject to any restrictions on Transfer under all applicable securities laws and all rules and regulations promulgated thereunder, and (ii) any purported Transfer of any Owned Securities in violation of this Agreement will be null and void ab initio.

Section 1.3              Exceptions to Restrictions on Transfer. Notwithstanding anything to the contrary in Section 1.2(a), Graf Sponsor will be permitted to Transfer any Owned Securities (provided, in the case of its Deferred Founder Shares, for so long as such Deferred Founder Shares are subject to the vesting conditions specified in Section 1.1) as follows:

(a)             to any of Acquiror’s officers or directors, any affiliate or family member of any of the Acquiror’s officers or directors, any affiliate of the Insider or to any members of the Insider or any of their affiliates;

(b)             by virtue of the laws of the State of Delaware or the Insider’s limited liability company agreement upon dissolution of the Insider; or

(c)             in connection with any Transfers to third parties as mutually agreed by Acquiror and the Company.

provided, however, that in the case of any Transfer pursuant to any of the foregoing clauses (a) through (c), these permitted transferees must enter into a written agreement with the Acquiror agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement. Notwithstanding anything to the contrary herein, in the event that Graf Sponsor Transfers any of its Deferred Founder Shares pursuant to Section 1.3(c), the vesting and forfeiture conditions in Section 1.1 applicable to such Deferred Founder Shares may be amended with the prior written consent of Acquiror and the Company.

Section 1.4              Sponsor Support Agreements; Waiver of Anti-Dilution.

(a)             Each Insider hereby irrevocably and unconditionally agrees, solely in its, his or her capacity as an equityholder of Acquiror, that, unless this Agreement has been validly terminated in accordance with Section 3.3, at any meeting of the shareholders of Acquiror (whether annual or special, however called and including any adjournment or postponement thereof), or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Insider will, and will cause any other holder of record of any of such Insider’s voting Owned Securities:

(i)             to appear at each such shareholder meeting or otherwise cause all of such Insider’s voting Owned Securities to be counted as present at such shareholder meeting for purposes of establishing a quorum;

(ii)             to vote, or cause to be voted, at such shareholder meeting (or, as applicable, validly execute and deliver and take all other action necessary to grant legally effective consent to any action by written consent of the shareholders of Acquiror) all of the Insider’s voting Owned Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the shareholders of Acquiror), in favor of each of the Proposals; and

(iii)             to vote, or cause to be voted, at such shareholder meeting (or, as applicable, take all action necessary to withhold consent to any action by written consent of the shareholders of Acquiror) all of such Insider’s voting Owned Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the shareholders of Acquiror), against: (A) any Business Combination Proposal, any proposal related to a Business Combination Proposal or any action that is likely to result in a breach of Section 7.11 of the Merger Agreement by Acquiror, and (B) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, sale of substantial assets, combination, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; (C) any action that would result in a breach of Section 7.03 of the Merger Agreement resulting in the change in the business of Acquiror (other than in connection with the Proposals); (D) any other action that would reasonably be expected to materially impede, interfere with, delay, nullify, postpone or adversely affect (I) any provision of this Agreement, the Merger Agreement, any of the Proposals, (II) any transaction contemplated by the Merger Agreement or any ancillary agreement or (III) to the knowledge of such Insider, result in any breach in any respect of any representation, warranty, covenant, agreement or other obligation of Acquiror or Merger Sub under the Merger Agreement; (D) any action that is likely to result in any of the conditions set forth in Article IX of the Merger Agreement not reasonably being fulfilled and (E) any action that would result in the change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

The obligations of the Insiders specified in this Section 1.4(a) will apply whether or not any of the Proposals is recommended by the Acquiror Board and whether or not the Acquiror Board has previously recommended any of the Proposals but changed such recommendation.

(b)             The Insiders hereby irrevocably and unconditionally agree not to elect to redeem any share of Acquiror Common Stock in the Redemption (whether such Redemption is related to an Extension or approval of the Merger) or otherwise.

(c)             From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, the Insiders will comply with and fully perform all of its covenants and agreements set forth in the Letter Agreement, and the Insiders shall not amend, restate, supplement or otherwise modify, or cause Acquiror to amend, restate, supplement or otherwise modify or waive, any provision of the Letter Agreement without the prior written consent of the Company.

(d)             The Insiders hereby irrevocably waives (for itself and for its successors and assigns), to the fullest extent permitted by law and the organizational documents of the Acquiror Parties, anti-dilution protection provisions, if any.

Section 1.5              No Inconsistent Agreement. Each Insider hereby represents and covenants that such Insider has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Insider’s obligations hereunder.

Section 1.6              Permitted Disclosure. Each Insider hereby authorizes each of the Company and Acquiror to publish and disclose, in any announcement, filing or disclosure required to be made by any Governmental Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC, the Insider’s identity and ownership of Owned Securities and such Insider’s obligations under this Agreement.

Section 1.7              Non-Solicitation. From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, each Insider will not, subject to Section 3.11, and will instruct and use reasonable best efforts to cause its Representatives not to, whether directly or indirectly, (A) take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination, (B) make any proposal or offer that constitutes a Business Combination Proposal, other than with the Company, its shareholders and their respective Affiliates and Representative or (C) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case that is binding on Acquiror. From and after the date hereof, each Insider will, and will instruct and cause its Representatives, its Affiliates and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives with respect to Acquiror).

Section 1.8              Conflicts to Letter Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Letter Agreement, the provisions of the Agreement shall control.

Section 1.9              No Litigation. Each Insider further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against the Company, the Company’s Affiliates, the Acquiror or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the calculation of the Company Equity Value and the resulting Merger Consideration) or the consummation of the transactions contemplated hereby and thereby except for any action to enforce such Insider’s rights under each instrument and ancillary agreement to the Merger Agreement to which such Insider is a party to. Each Insider further agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights afforded under applicable Law with respect to the Merger and rights to dissent with respect to the Merger.

Section 1.10              New Securities. In the event that (a) any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities are issued to an Insider after the date of this Agreement, (b) any Insider purchases or otherwise acquires beneficial ownership of any shares of any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities after the date of this Agreement, or (c) any Insider acquires the right to vote or share in the voting of any shares of any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities after the date of this Agreement (such new securities described collectively in the foregoing clauses (a) through (c), the “New Securities”), then such New Securities issued to, or acquired or purchased by, such Insider shall be subject to the terms of this Agreement to the same extent as if they constituted Owned Securities by such Insider as of the date hereof, including, in the case of the Graf Sponsor, the restrictions contained in Section 1.2.

Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1              Representations and Warranties of the Insiders. Each Insider represents and warrants to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Insider) as follows:

(a)             Organization; Due Authorization. If such Insider is not an individual, it is duly organized and validly existing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Insider’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Insider. If such Insider is an individual, such Insider has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Insider and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Insider, enforceable against such Insider in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)             Ownership. Such Insider is the sole holder of record and beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, all of such Insider’s (i) Founder Shares opposite such Insider’s name, in the column titled “Founder Shares”, (ii) to the extent applicable, Covered Securities, opposite such Insider’s name, in the column titled “Covered Securities” and (iii) in the case of the Graf Sponsor, the number of Private Placement Warrants set forth opposite the Graf Sponsor’s name, in the column titled “Private Placement Warrants”, and there exist no Liens or any other limitation or restriction affecting any of such Owned Securities (including any restriction on the right to vote, sell or otherwise dispose of any of such Owned Securities), other than pursuant to (i) this Agreement, (ii) Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Letter Agreement or (v) applicable securities Laws. As of the date hereof, the aggregate amount of Founder Shares and Private Placement Warrants listed at the bottom of Schedule I are all of the total Founder Shares and Private Placement Warrants outstanding and no other Person, other than those listed on Schedule I and subject to Section 1.3, has any record or “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or title to any Founder Shares outstanding. As of the date hereof, such Insider does not own of record or beneficially (or have any right, option or warrant to acquire) any Equity Security of Acquiror (or any indebtedness convertible into or exercisable or exchangeable for any Equity Security of Acquiror), other than the Insider’s Owned Securities. Except pursuant to this Agreement, such Insider’s Owned Securities are not subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Owned Securities.

(c)             No Conflicts. The execution and delivery of this Agreement by such Insider does not, and the performance by such Insider of its, his or her obligations hereunder will not, (i) if such Insider is not an individual, conflict with or result in a violation of the organizational documents of the Insider or (ii) require any consent, waiver or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Insider or such Insider’s Owned Securities), the absence of which consent, waiver or approval, or omission of which action, would prevent, enjoin or materially delay the performance by the Insider of its obligations under this Agreement.

(d)             Litigation. As of the date hereof, there are no Actions pending against such Insider or, to the knowledge of such Insider, threatened against the Insider that challenges all or any part of this Agreement or any of the transactions contemplated hereby, or that seeks to, or would reasonably be expected to, prevent, enjoin or materially delay the performance by such Insider of its, his or her obligations under this Agreement.

(e)             Brokerage Fees. Except as disclosed in Section 5.09 of the Schedules of Acquiror, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission in connection with the Merger Agreement, this Agreement or any other ancillary agreement, or any of the transactions contemplated hereby or thereby, in each case, based upon any agreement or arrangement made by, or, to the knowledge of such Insider, on behalf of, the Insider for which Acquiror, the Company or any of the Company’s Subsidiaries would have any obligation.

(f)             Affiliate Arrangements. Except as disclosed in the prospectus, dated May 20, 2021, filed in connection with Acquiror’s initial public offering, neither such Insider nor any of its, his or her Affiliates or any member of its immediate family (i) is party to, or has any rights with respect to or arising from, any material Contract with Acquiror or any of its Subsidiaries or (ii) is (or will be) entitled to receive from Acquiror, the Company or any of their respective Subsidiaries any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with the consummation of Acquiror’s initial Business Combination (regardless of the type or form of such transaction, but including, for the avoidance of doubt, the Merger).

(g)             Acknowledgment. Such Insider has read this Agreement and has had the opportunity to consult with its tax, legal and other advisors regarding this Agreement and the transactions contemplated hereby. Such Insider understands and acknowledges that teach of Acquiror, Merger Sub and the Company is entering into the Merger Agreement was conditioned upon, in reliance on and materially induced by each Insider’s execution and delivery of this Agreement and performance of its obligations hereunder.

Article III
MISCELLANEOUS

Section 3.1              Definitions.

(a)             As used in this Agreement, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in the preamble hereto.

“Acquiror Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that (A) results in any Third-Party Purchaser acquiring beneficial ownership, directly or indirectly, of Equity Securities of Acquiror that represent more than 50% of (i) the issued and outstanding Acquiror Common Stock or the Equity Securities of the Company or (B) in which holders of Equity Securities of Acquiror own less than 50% of the surviving entities’ (or direct or indirect parent of surviving entities’) Equity Securities immediately after the transaction, or (ii) the combined voting power of the then-outstanding voting Equity Securities of Acquiror, or (b) any sale, transfer or other disposition to a Third-Party Purchaser of all or substantially all of the assets (by book value), of Acquiror and its Subsidiaries on a consolidated basis based on the most recent annual audited financial statements of Acquiror (other than licensing, partnering or similar transactions in the ordinary course of business).

“Acquiror Sale Price” means the price per share of Acquiror Common Stock paid or payable to the holders of outstanding Acquiror Common Stock in an Acquiror Sale, inclusive of the net present value of any contingent deferred purchase price or earnouts; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be with respect to any securities, (i) pursuant to the methodology of valuation of securities in the definitive agreement for the Acquiror Sale, (ii) if such methodology is not available, the volume weighted average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed over a period of at least 20 days (which days need not be consecutive) out of 30 consecutive Trading Days ending on the Trading Day immediately prior to the date of determination, or (iii) in the absence of (i) and if the information contemplated by the preceding clause (ii) is not practically available, then the fair value of such securities as of the date of valuation. For the avoidance of doubt, the Acquiror Sale Price will be calculated on a basis that takes into account the number of Deferred Found Shares that will potentially vest in connection with the Acquiror Sale.

as determined by an independent, nationally recognized investment banking firm selected by the board of directors of Acquiror, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Agreement” as the meaning set forth in the preamble hereto.

“Company” has the meaning set forth in the preamble hereto.

“Covered Securities” means for each Insider, excluding the Founder Shares and Private Placement Warrants, all other Equity Securities of Acquiror of which such Insider acquires or acquired beneficial ownership (whether pursuant to any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any Equity Security or otherwise).

“Deferred Founder Shares” means the Tranche III Founder Shares and the Tranche IV Founder Shares (which such shares represent seventy percent (70%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Founder Shares nor Tranche II Founder Shares.

“First Early Release Event” means that the Trading Price is greater than or equal to $14.00; provided, that the First Early Release Event shall not occur no earlier than 180 days following the Closing.

“Graf Sponsor” has the meaning set forth in the preamble hereto.

“immediate family” has the meaning ascribed to such term in Rule 16a-1 promulgated under the Exchange Act.

“Investor” and “Investors” have the meaning set forth in the preamble.

“Letter Agreement” means the agreement entered into by and between Acquiror and J.P. Morgan Securities LLC and Oppenheimer & Co. Inc., as representatives of the several underwriters, dated as of May 20, 2021, relating to the underwriting of Acquiror’s initial public offering.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Owned Securities” has the meaning set forth in the recitals hereto.

“Private Placement Warrants” means (i) 4,433,333 Acquiror Warrants issued to the Insider substantially concurrently with Acquiror’s initial public offering (the “Private Placement”) and (ii) 288,200 Acquiror Warrants issued to Graf Sponsor substantially concurrently with Acquiror’s consummation of the second closing of the Private Placement, for a total of 4,721,533 Acquiror Warrants issued to the Graf Sponsor.

“Second Early Release Event” means that the Trading Price is greater than or equal to $14.00; provided, that the Second Early Release Event shall not occur no earlier than 12 months following the Closing.

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Trading Price” means the share price equal to the volume weighted average price of one share of Acquiror Common Stock as reported on NYSE (or any national security exchange on which the shares of the Acquiror Common Stock are then listed) for a period of at least 20 days (which days need not be consecutive) out of 30 consecutive Trading Days ending on the Trading Day immediately prior to the date of determination.

“Tranche I Founder Shares” means 631,557 Founder Shares issued to Graf Sponsor (which such shares represents fifteen percent (15%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Deferred Founder Shares nor Tranche II Founder Shares.

“Tranche II Founder Shares” means 631,556 Founder Shares issued to Graf Sponsor (which such shares represents fifteen percent (15%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Deferred Founder Shares nor Tranche I Founder Shares.

“Tranche III Founder Shares” means 1,473,631 Founder Shares issued to Graf Sponsor (which such shares represents thirty five percent (35%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Shares, Tranche II Shares nor Tranche IV Shares.

“Tranche IV Founder Shares” means 1,473,631 Founder Shares issued to Graf Sponsor (which such shares represents thirty five percent (35%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Shares, Tranche II Shares nor Tranche III Shares.

“Transfer” means the (x) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Owned Securities, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Owned Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

“Vesting Period” means the period from the Closing Date until the 5th anniversary of the Closing.

Section 3.2              Construction. This Agreement and all of its provisions shall be interpreted in accordance with Section 1.02 of the Merger Agreement, the provisions of which are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.3              Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms or (b) as mutually agreed in writing by the Parties in accordance with Section 3.8. Upon any valid termination of this Agreement, all obligations of the Parties hereunder shall terminate, without any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liability”) or other obligation on the part of any Party to any Person in respect of this Agreement or the transactions contemplated hereby, and no Person shall have any claim or right against any Party, whether in contract, tort or otherwise, with respect to the subject matter hereof; provided that all obligations of the Parties under Section 1.4 and Section 1.7 of this Agreement shall terminate on the Closing Date; provided, however, that the termination of this Agreement shall not relieve any Party from any Liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.4              Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No Party may assign or delegate all or any part of this Agreement or any of the rights, benefits, obligations or Liabilities hereunder (including by operation of Law) without the prior written consent of the other Parties.

Section 3.5              Amendment. Subject to Section 3.3, this Agreement may not be amended, restated, supplemented or otherwise modified, except upon the execution and delivery of a written agreement providing therefor by Acquiror, the Company, each Insider and any other Person to which any share of Acquiror Common Stock or Private Placement Warrant has been Transferred in accordance with Section 1.2 and Section 1.3.

Section 3.6              Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.

Section 3.7              No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

Section 3.8              Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service guaranteeing overnight delivery or (iv) when e-mailed during normal business hours, provided no “bounceback” or notice of non- delivery is received (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror prior to the Merger Effective Time, to:

Graf Acquisition Corp. IV

1790 Hughes Landing Blvd., Suite 400

The Woodlands, Texas, 77380

Attn: James A. Graf and Anthony Kuznik

E-mail: james@grafacq.com and tony@grafacq.com

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attn: James Hu and Elliott Smith

E-mail: james.hu@whitecase.com and elliott.smith@whitecase.com

If to Acquiror following the Merger Effective Time or to the Company, to:

NKGen Biotech, Inc.

3001 Daimler Street

Santa Ana, CA 92705

Attn: Paul Song

E-mail: info@nkgenbiotech.com

with a copy to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attn: Rama Padmanabhan; Ken Rollins Email: rama@cooley.com; krollins@cooley.com

If to the Insider, to the Insider’s address set forth in Schedule I (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: James Hu and Elliott Smith

E-mail: james.hu@whitecase.com and elliott.smith@whitecase.com

Section 3.9              Other Provisions. The provisions set forth in each of Sections 8.04 (Confidentiality; Publicity), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial By Jury) and 11.13 (Enforcement) of the Merger Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis; provided, that provisions set forth in Sections 8.04 (Confidentiality; Publicity) of the Merger Agreement shall not apply to Alexandra Lebenthal, Anatolio Benedicto (A.B.) Cruz III, Edwin J. Rigaud and Jeanne L. Manischewitz.

Section 3.10              Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11              Capacity as a Shareholder. Notwithstanding anything herein to the contrary, each Insider signs this Agreement solely in such Insider’s capacity as a shareholder of Acquiror, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Insider or any Affiliate, employee or designee of such Insider or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of Acquiror or any other Person.

Section 3.12              Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Sponsor’s obligations to vote his, her or its Owned Shares as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

INSIDERS:

GRAF ACQUISITION PARTNERS IV LLC

By:	/s/ James A. Graf
	Name:	James A. Graf
	Title:	Managing Member

/s/ Alexandra Lebenthal
Name: Alexandra Lebenthal

/s/ Anatolio Benedicto (A.B.) Cruz III
Name: Anatolio Benedicto (A.B.) Cruz III

/s/ Edwin J. Rigaud
Name: Edwin J. Rigaud

/s/ Jeanne L. Manischewitz
Name: Jeanne L. Manischewitz

ACQUIROR:

GRAF ACQUISITION CORP. IV

By:	/s/ James A. Graf
	Name:	James A. Graf
	Title:	Chief Executive Officer

COMPANY:

NKGEN BIOTECH, INC.

By:	/s/ Paul Y. Song
	Name:	Paul Y. Song, MD
	Title:	Chief Executive Officer

Schedule I

Owned Securities

Holder	Founder Shares	Covered Securities	Private Placement Warrants
Graf Acquisition Partners IV LLC	4,210,375	0	4,721,533
Alexandra Lebenthal	20,000	0	0
Anatolio Benedicto (A.B.) Cruz III	20,000	0	0
Edwin J. Rigaud	20,000	0	0
Jeanne L. Manischewitz	20,000	0	0
James A. Graf	0	6,800	0
Total:	4,290,375	6,800	4,721,533